Exhibit 99.4

DRAFT

SUBJECT TO FRE 408

FOR SETTLEMENT PURPOSES ONLY

		2L Noteholder Proposal	Administrative Agent Prepared to Recommend to First Lien Group[(1)] Rex Choice of:		
		Modified Option C	Option 1	Option 2	Option 3
Amendment	Fee	• None	• None	• None	• $4.5MM (1.5% on $300MM facility)
	Delayed Draw Commitment Term. Date	• NA – terminated see below	• NA – terminated, see below	• Same	• April 28, 2019
	LC Delayed Draw Event	• NA – cash funded, see below	• NA – cash funded, see below	• Same	• April 23, 2019 (subject to Issuing Bank's consent)
	Covenants	• No change from existing facility. Temporary waiver if necessary to accommodate $75MM draw.	• No change from existing facility	• Same	• Same
	Take-Back Paper	• $200MM – 8% cash coupon at OpCo	• No more than $125MM at OpCo • No more than 8% cash interest rate • Additional PIK rate TBD • Maturity extended to 1L maturity + 6 months • TBD Restricted Payments tests governing ability to pay cash interest • Acceptable documentation/intercreditor	• Same	• Same
	Other	• No change from existing facility except clean up, including incorporation of LCs into leverage ratios • Need year end update on financials and reserves • Subject to committee approvals	• Same	• Same	• Same
Make-Whole	Deferral Fee	• $2.0MM	• $1.5MM (0.5% on $300MM facility)	• $8.5MM (2.83% on $300MM facility)	• $10.5MM (3.5% on $300MM facility)
	Adjustment to Yield Maint. Period	• One quarter extension	• Non-call life	• Three quarter extension	• Four quarter extension
Other		• Additional draw of $75MM and termination of delayed draw commitment, 1-2Q18 covenants adjusted as necessary	• Additional draw of full facility amount and termination of delayed draw commitment. 1-2Q18 covenants adjusted as necessary.	• Same	• NA

(1) Assumes achieved through majority consent under 1L credit agreement. If, however, greater than majority consent, or unanimity, is required for an in-court reorganization, then delayed draw availability and/or amounts drawn under Options B and C will likely be proportionately reduced by the percentage represented by non-consenting lenders. All subject to legal and business due diligence, approvals and documentation.